Exhibit 99.1

FOR IMMEDIATE RELEASE

Press Release AIG 175 Water Street New York, NY 10038 www.aig.com	Contacts: Sabra Purtill (Investors): 212-770-7074; sabra.purtill@aig.com Daniel O’Donnell (Media): 212-770-3141; daniel.odonnell@aig.com Claire Talcott (Media): 212-458-6343; claire.talcott@aig.com

AIG Reports Fourth Quarter and Full Year 2019 Results

•	Net income attributable to AIG common shareholders was $922 million, or $1.03 per diluted common share, for the fourth quarter of 2019, compared to a net loss attributable to AIG common shareholders of $622 million, or $0.70 per common share, in the prior-year quarter.
•	Adjusted after-tax income attributable to AIG common shareholders* was $919 million, or $1.03 per diluted common share, for the fourth quarter of 2019, compared to an adjusted after-tax loss attributable to AIG common shareholders of $559 million, or $0.63 per common share, in the prior-year quarter.
•	General Insurance posted a combined ratio of 99.8 and an accident year combined ratio, as adjusted*, of 95.8, compared to 115.0 and 98.8, respectively, in the prior-year quarter, driven by lower catastrophe losses, continued underwriting and reinsurance actions, and expense discipline. For full year 2019, General Insurance posted a combined ratio of 99.6 and an accident year combined ratio, as adjusted, of 96.0, compared to 111.4 and 99.7, respectively, in the prior year.
•	Life and Retirement adjusted pre-tax income of $839 million compared to $623 million in the prior-year quarter.
•	Total consolidated net investment income was $3.6 billion in the fourth quarter of 2019 compared to $2.8 billion in the prior-year quarter, reflecting higher alternative investment returns.
•	Book Value per common share was $74.93 at December 31, 2019, an increase of 15% compared to December 31, 2018. Book value per common share excluding accumulated other comprehensive income (AOCI) and deferred tax assets (DTA) (Adjusted book value per common share)* was $58.89, an increase of 7% compared to December 31, 2018.
•	Return on Common Equity (ROCE) and Return on Common Equity excluding AOCI and DTA (Adjusted ROCE)* were 5.3% and 8.3%, respectively, for the twelve months ended December 31, 2019.

NEW YORK, February 13, 2020 - American International Group, Inc. (NYSE: AIG) today reported net income attributable to AIG common shareholders of $922 million, or $1.03 per diluted common share, for the fourth quarter of 2019, compared to a net loss attributable to AIG common shareholders of $622 million, or $0.70 per common share, in the prior-year quarter. The improvement was primarily due to the favorable impact of General Insurance

* Refers to financial measure not calculated in accordance with generally accepted accounting principles (non-GAAP); definitions of non-GAAP measures and reconciliations to their closest GAAP measures can be found in this news release under the heading Comment on Regulation G and Non-GAAP Financial Measures.

FOR IMMEDIATE RELEASE

underwriting and reinsurance actions, favorable net prior year loss reserve development of $153 million (pre-tax) compared to unfavorable net prior year loss reserve development of $365 million (pre-tax) in the prior-year quarter, a reduction in pre-tax net catastrophe losses of $385 million compared to the prior-year quarter, and an increase of $833 million (pre-tax) in net investment income compared to the prior-year quarter. Adjusted after-tax income attributable to AIG common shareholders was $919 million, or $1.03 per diluted common share, for the fourth quarter of 2019, compared to an adjusted after-tax loss attributable to AIG common shareholders of $559 million, or $0.63 per common share, in the prior-year quarter. The improvement was primarily due to the favorable impact of General Insurance underwriting and reinsurance actions, lower catastrophe losses and an increase in net investment income compared to the prior-year quarter.

For the full year of 2019, net income attributable to AIG common shareholders was $3.3 billion, or $3.74 per diluted common share, compared to a net loss attributable to AIG common shareholders of $6 million, or $0.01 per common share, in the prior year. The improvement was primarily due to a reduction in net catastrophe losses of $1.7 billion (pre-tax) compared to the prior year; the favorable impact of General Insurance underwriting and reinsurance actions; and an increase in net investment income of $2.1 billion (pre-tax) primarily reflecting asset growth, an increase in alternative returns, and the impact of lower interest rates on fair value option on fixed maturity securities compared to the prior year. Adjusted after-tax income attributable to AIG common shareholders was $4.1 billion, or $4.59 per diluted common share, for the full year of 2019, compared to $1.1 billion, or $1.17 per diluted common share, in the prior year. The improvement was primarily due to lower catastrophe losses, favorable net prior year loss reserve development compared to unfavorable net prior year loss reserve development in the prior year, and higher net investment income.

Brian Duperreault, AIG’s Chief Executive Officer, said: “Our financial results for the fourth quarter and for full year 2019 reflect the significant progress we made over the course of 2019 to position AIG for long-term, sustainable and profitable growth. For the full year 2019, after-tax income attributable to common shareholders was $4.1 billion, or $4.59 per diluted share, and Adjusted ROCE was 8.3%. The improvement in our financial performance over the course of last year was broad-based, with contributions from all of our segments, but most notable was the return to underwriting profitability in General Insurance. The full year combined ratio was 99.6% and the accident year combined ratio, as adjusted, was 96.0%. Life & Retirement also delivered solid results in the face of continued headwinds from low interest rates and tightening credit spreads. Finally, we were pleased to announce that we reached an agreement to sell a majority stake in Fortitude Re, our legacy insurance business, which is scheduled to close mid-year, subject to regulatory approvals.

“As we look to 2020, we will continue to be laser focused on executing on our strategy to position AIG as both a leading insurance franchise and a top-performing company and we remain committed to achieving a 10% Adjusted ROCE by the end of 2021. In addition to continued work as part of the turnaround of General Insurance, AIG 200 will be a top priority. AIG 200 is our multi-year, enterprise-wide transformation program focused on the long-term strategic positioning of AIG and designed to achieve operational excellence. I remain confident we are on the right path at AIG and am very proud of what our colleagues accomplished since I joined the company in 2017. We entered 2020 with great momentum and excitement about what the future holds for AIG,” Mr. Duperreault added.

FOR IMMEDIATE RELEASE

FINANCIAL SUMMARY

	Three Months Ended December 31,		Twelve Months Ended December 31,
($ in millions, except per common share amounts)	2019	2018	2019	2018
Net income (loss) attributable to AIG common shareholders	$922	$(622)	$3,326	$(6)
Net income (loss) per diluted share attributable to AIG common shareholders (a)	$1.03	$(0.70)	$3.74	$(0.01)

Weighted average common shares outstanding - diluted (a)	896.4	887.5	889.5	910.1

Adjusted pre-tax income (loss):
General Insurance	$778	$(722)	$3,533	$(469)
Life and Retirement	839	623	3,458	3,190
Other Operations	(586)	(420)	(2,014)	(1,525)
Legacy	177	(150)	501	213
Total	$1,208	$(669)	$5,478	$1,409

Adjusted after-tax income (loss) attributable to AIG common shareholders	$919	$(559)	$4,084	$1,064
Adjusted after-tax income (loss) per diluted share attributable to AIG common shareholders (a)	$1.03	$(0.63)	$4.59	$1.17

Return on common equity	5.7%	(4.3)%	5.3%	0.0%
Adjusted return on common equity	7.3%	(4.6)%	8.3%	2.1%
Adjusted return on attributed common equity - Core*	7.6%	(4.3)%	9.2%	2.3%

Common shares outstanding	870.0	866.6	870.0	866.6
Book value per common share	$74.93	$65.04	$74.93	$65.04
Book value per common share, excluding accumulated other comprehensive income*	69.20	66.67	69.20	66.67
Adjusted book value per common share	58.89	54.95	58.89	54.95

General Insurance Combined ratio	99.8	115.0	99.6	111.4
General Insurance Accident year combined ratio, as adjusted	95.8	98.8	96.0	99.7

Adjusted return on attributed common equity - Life and Retirement*	13.0%	9.8%	13.7%	12.6%

(a)  For periods reporting a loss, basic average common shares outstanding are used to calculate net income (loss) per diluted share attributable to AIG common shareholders. Diluted shares represent basic shares for the three-month period ended December 31, 2018 because we reported a net loss and an adjusted after-tax loss attributable to AIG common shareholders from continuing operations in that period.

All comparisons are against the fourth quarter of 2018, unless otherwise indicated. Refer to the AIG Fourth Quarter 2019 Financial Supplement, which is posted on AIG's website in the Investors section, for further information.

FOR IMMEDIATE RELEASE

FOURTH QUARTER 2019 HIGHLIGHTS

General Insurance – Fourth quarter adjusted pre-tax income of $778 million was comprised of underwriting income of $12 million and net investment income of $766 million. Favorable net prior year loss reserve development totaled $153 million and was primarily due to favorable net prior year loss reserve development for accident year 2017. Catastrophe-related losses, net of reinsurance, totaled $411 million, including $233 million from Typhoon Hagibis and $146 million from Texas tornadoes and California wildfires. The combined ratio was 99.8. The accident year combined ratio, as adjusted, was 95.8, comprised of a 61.6 accident year loss ratio, as adjusted*, an improvement of 230 basis points from the prior-year quarter, and an expense ratio of 34.2, an improvement of 70 basis points from the prior-year quarter. The decrease in accident year loss ratio, as adjusted, reflected the underwriting and reinsurance actions taken to improve business mix and loss performance, and to reduce volatility in the General Insurance book of business.

Life and Retirement – Fourth quarter adjusted pre-tax income increased 35% to $839 million compared to the prior-year quarter. The increase reflected favorable impacts from equity market returns, favorable impacts from lower interest rates resulting in higher income on fair value option bonds and gains on calls, and higher assets driving higher base portfolio income, partially offset by spread compression due to lower reinvestment yields and slightly higher general operating expenses (GOE) from investments in the business compared to the prior-year quarter. Net flows were unfavorable compared to the prior-year quarter primarily due to lower Fixed Annuity sales and slightly higher group surrenders, partially offset by strong Index Annuity sales and higher group acquisition sales. Life and Retirement’s Adjusted ROCE for the fourth quarter of 2019 was 13.0%.

Net Investment Income – Fourth quarter net investment income increased 30% to $3.6 billion reflecting higher alternative investment income of $209 million compared to a loss in the prior-year quarter. Annualized yield for alternative investment income was 12.26% for the fourth quarter of 2019, above AIG’s 8% annualized assumption for the quarter, compared to -5.85% in the prior-year quarter.

Other Operations – Fourth quarter adjusted pre-tax loss of $586 million increased from an adjusted pre-tax loss of $420 million in the prior-year quarter, which included a loss of $133 million and a gain of $31 million, respectively, from consolidation, eliminations and other adjustments. Net of consolidation, eliminations and other adjustments, the slight increase in the pre-tax loss was primarily due to an increase in interest expense from consolidated investment entities of $44 million.

Legacy Results – Fourth quarter adjusted pre-tax income of $177 million compared to adjusted pre-tax loss of $150 million in the prior-year quarter. The fourth quarter of 2018 included a $105 million pre-tax charge resulting from loss recognition on certain Accident & Health cancer and disability blocks. Excluding the charge, the increase in pre-tax income was primarily due to higher net investment income.

Book Value per Common Share – As of December 31, 2019, book value per common share was $74.93 compared to $65.04 at December 31, 2018 reflecting an increase in retained earnings as a result of 2019 net income and an increase in AOCI as a result of lower interest rates on the fixed maturity portfolio. Adjusted book value per common share increased 7% to $58.89 compared to the prior year end due to growth in retained earnings as a result of $3.3 billion of net income attributable to AIG common shareholders in the twelve months ended December 31, 2019.

FOR IMMEDIATE RELEASE

Return on Common Equity (ROCE) – ROCE for the fourth quarter and the twelve months ended December 31, 2019 was 5.7% and 5.3%, respectively, a significant improvement from the prior-year quarter and the twelve months ended December 31, 2018, due to higher net income attributable to AIG. Adjusted ROCE for the fourth quarter and twelve months ended December 31, 2019 was 7.3% and 8.3%, respectively, an improvement from (4.6)% and 2.1% in the prior-year quarter and twelve months ended December 31, 2018, respectively, due to higher adjusted after-tax income attributable to AIG common shareholders.

Liquidity and Capital – As of December 31, 2019, AIG Parent liquidity stood at approximately $7.6 billion, including $1.7 billion to be paid for an expected tax settlement with the Internal Revenue Service, which could be made as early as the first quarter of 2020.

GENERAL INSURANCE

	Three Months Ended December 31,
($ in millions)	2019	2018	Change
Total General Insurance
Gross premiums written	$7,306	$7,699	(5)%
Net premiums written	$5,830	$6,424	(9)
Underwriting income (loss)	$12	$(1,071)	NM
Adjusted pre-tax income (loss)	$778	$(722)	NM

Underwriting ratios:
Loss ratio	65.6	80.1	(14.5	) pts
Less: impact on loss ratio
Catastrophe losses and reinstatement premiums	(6.5)	(11.3)	4.8
Prior year development	2.2	(5.3)	7.5
Adjustments for ceded premium under reinsurance contracts and other	0.3	0.4	(0.1)
Accident year loss ratio, as adjusted	61.6	63.9	(2.3)
Expense ratio	34.2	34.9	(0.7)
Combined ratio	99.8	115.0	(15.2)
Accident year combined ratio, as adjusted	95.8	98.8	(3.0)

FOR IMMEDIATE RELEASE

General Insurance - North America

	Three Months Ended December 31,
($ in millions)	2019	2018	Change
North America
Net premiums written	$2,814	$2,944	(4)%
Commercial Lines	1,990	2,161	(8)
Personal Insurance	824	783	5

Underwriting income (loss)	$(19)	$(871)	98
Commercial Lines	(111)	(541)	79
Personal Insurance	92	(330)	NM

Adjusted pre-tax income (loss)	$622	$(575)	NM

Underwriting ratios:
North America
Loss ratio	71.7	94.6	(22.9	) pts
Less: impact on loss ratio
Catastrophe losses and reinstatement premiums	(9.8)	(19.6)	9.8
Prior year development	3.1	(10.0)	13.1
Adjustments for ceded premium under reinsurance contracts and other	0.7	0.9	(0.2)
Accident year loss ratio, as adjusted	65.7	65.9	(0.2)
Expense ratio	28.9	30.7	(1.8)
Combined ratio	100.6	125.3	(24.7)
Accident year combined ratio, as adjusted	94.6	96.6	(2.0)

North America Commercial Lines
Loss ratio	80.7	93.6	(12.9	) pts
Less: impact on loss ratio
Catastrophe losses and reinstatement premiums	(8.0)	(9.8)	1.8
Prior year development	(2.1)	(13.3)	11.2
Adjustments for ceded premium under reinsurance contracts and other	0.7	1.2	(0.5)
Accident year loss ratio, as adjusted	71.3	71.7	(0.4)
Expense ratio	24.1	27.3	(3.2)
Combined ratio	104.8	120.9	(16.1)
Accident year combined ratio, as adjusted	95.4	99.0	(3.6)

North America Personal Insurance
Loss ratio	45.7	98.0	(52.3	) pts
Less: impact on loss ratio
Catastrophe losses and reinstatement premiums	(14.8)	(49.8)	35.0
Prior year development	17.8	-	17.8
Adjustments for ceded premium under reinsurance contract	0.6	-	0.6
Accident year loss ratio, as adjusted	49.3	48.2	1.1
Expense ratio	42.9	41.6	1.3
Combined ratio	88.6	139.6	(51.0)
Accident year combined ratio, as adjusted	92.2	89.8	2.4

FOR IMMEDIATE RELEASE

General Insurance North America – Commentary

•	Net premiums written decreased by 4% to $2.8 billion primarily due to underwriting actions and changes in reinsurance programs in 2019.

•	A pre-tax underwriting loss of $19 million included $313 million of catastrophe losses, net of reinsurance, of which $193 million were in North America Commercial Lines and $120 million in North America Personal Insurance. Favorable net prior year loss reserve development was driven by favorable 2017 catastrophe loss reserve development and favorable workers’ compensation loss reserve development, partially offset by unfavorable loss reserve development for U.S. Financial Lines and Primary Construction Wrap run-off business.

•	The North America combined ratio of 100.6 included 9.8 points of catastrophe losses and reinstatement premiums and (3.1) points of favorable net prior year loss reserve development. The accident year combined ratio, as adjusted, was 94.6, comprised of a 65.7 accident year loss ratio, as adjusted, and a 28.9 expense ratio. The 0.2 points improvement in the accident year loss ratio, as adjusted, reflected the beneficial impact of underwriting and reinsurance actions, partially offset by higher crop losses.

•	The 1.8 points decrease in the expense ratio was largely driven by 2.0 points reduction in acquisition ratio due to changes in business mix, partially offset by 0.2 points increase in the GOE ratio.

FOR IMMEDIATE RELEASE

General Insurance - International

	Three Months Ended December 31,
($ in millions)	2019	2018	Change
International
Net premiums written	$3,016	$3,480	(13)%
Commercial Lines	1,379	1,561	(12)
Personal Insurance	1,637	1,919	(15)

Underwriting income (loss)	$31	$(200)	NM
Commercial Lines	(25)	(251)	90
Personal Insurance	56	51	10

Adjusted pre-tax income (loss)	$156	$(147)	NM

Underwriting ratios:
International
Loss ratio	59.7	66.8	(7.1	) pts
Less: impact on loss ratio
Catastrophe losses and reinstatement premiums	(3.4)	(3.7)	0.3
Prior year development	1.4	(1.0)	2.4
Accident year loss ratio, as adjusted	57.7	62.1	(4.4)
Expense ratio	39.4	38.6	0.8
Combined ratio	99.1	105.4	(6.3)
Accident year combined ratio, as adjusted	97.1	100.7	(3.6)

International Commercial Lines
Loss ratio	65.4	80.5	(15.1	) pts
Less: impact on loss ratio
Catastrophe losses and reinstatement premiums	(3.3)	(7.2)	3.9
Prior year development	(1.1)	(4.1)	3.0
Accident year loss ratio, as adjusted	61.0	69.2	(8.2)
Expense ratio	36.2	33.1	3.1
Combined ratio	101.6	113.6	(12.0)
Accident year combined ratio, as adjusted	97.2	102.3	(5.1)

International Personal Insurance
Loss ratio	54.5	53.4	1.1	pts
Less: impact on loss ratio
Catastrophe losses and reinstatement premiums	(3.3)	(0.2)	(3.1)
Prior year development	3.5	2.0	1.5
Accident year loss ratio, as adjusted	54.7	55.2	(0.5)
Expense ratio	42.3	43.9	(1.6)
Combined ratio	96.8	97.3	(0.5)
Accident year combined ratio, as adjusted	97.0	99.1	(2.1)

FOR IMMEDIATE RELEASE

General Insurance International – Commentary

•	Net premiums written decreased 13% on a reported and constant dollar basis due to underwriting and changes in reinsurance programs in 2019.

•	Pre-tax underwriting income of $31 million included $98 million of catastrophe losses, net of reinsurance, of which $51 million related to International Personal Insurance and $47 million related to International Commercial Lines. Favorable net prior year loss reserve development was $44 million, with $61 million of favorable net prior year loss reserve development in International Personal Insurance, partially offset by $17 million of unfavorable net prior year loss reserve development in International Commercial Lines.

•	The International combined ratio was 99.1, down from 105.4 in the prior-year quarter. The accident year combined ratio, as adjusted, of 97.1 was comprised of a 57.7 accident year loss ratio, as adjusted, and a 39.4 expense ratio. The 4.4 points decrease in the accident year loss ratio, as adjusted, was primarily driven by Specialty Lines, Talbot Holdings, Ltd. and Japanese Personal Auto.

•	The expense ratio increased 0.8 points primarily due to a 0.7 points increase in the GOE ratio and 0.1 points increase in the acquisition ratio.

LIFE AND RETIREMENT

	Three Months Ended December 31,
($ in millions)	2019	2018	Change
Life and Retirement
Premiums & fees	$1,695	$1,917	(12)%
Net investment income	2,071	1,921	8
Adjusted revenues	4,000	4,065	(2)
Benefits, losses and expenses	3,161	3,442	(8)
Adjusted pre-tax income	839	623	35
Premiums and deposits	7,060	8,166	(14)

Individual Retirement
Premiums & fees	$248	$209	19%
Net investment income	1,019	912	12
Adjusted revenues	1,421	1,276	11
Benefits, losses and expenses	920	949	(3)
Adjusted pre-tax income	501	327	53
Premiums and deposits	3,156	4,225	(25)
Net flows	(963)	(510)	(89)

FOR IMMEDIATE RELEASE

	Three Months Ended December 31,
($ in millions)	2019	2018	Change
Group Retirement
Premiums & fees	$114	$111	3%
Net investment income	537	517	4
Adjusted revenues	722	682	6
Benefits, losses and expenses	513	523	(2)
Adjusted pre-tax income	209	159	31
Premiums and deposits	2,312	2,106	10
Net flows	(809)	(628)	(29)

Life Insurance
Premiums & fees	$791	$741	7%
Net investment income	288	287	-
Adjusted revenues	1,088	1,045	4
Benefits, losses and expenses	1,037	958	8
Adjusted pre-tax income	51	87	(41)
Premiums and deposits	1,047	987	6

Institutional Markets
Premiums & fees	$542	$856	(37)%
Net investment income	227	205	11
Adjusted revenues	769	1,062	(28)
Benefits, losses and expenses	691	1,012	(32)
Adjusted pre-tax income	78	50	56
Premiums and deposits	545	848	(36)

Life and Retirement – Commentary

•	Life and Retirement reported adjusted pre-tax income of $839 million compared to $623 million in the prior-year quarter primarily due to better Individual and Group Retirement results. Premiums and deposits decreased 14% to $7.1 billion compared to the prior-year quarter primarily due to lower Fixed Annuities deposits driven by lower interest rates. Net flows continue to be negative.

•	Individual Retirement reported adjusted pre-tax income of $501 million compared to $327 million in the prior-year quarter. Adjusted pre-tax income improved as a result of favorable impacts from equity market returns, favorable impacts from lower interest rates driving higher income on fair value option bonds, and higher income resulting from growth in Index Annuity assets throughout 2019, partially offset by continued spread compression as a result of lower reinvestment yields compared to the prior-year quarter. Total net flows excluding Retail Mutual Funds were positive in the quarter, but lower compared to the prior-year period, driven by lower Fixed Annuity sales resulting from the lower interest rate environment.

•	Group Retirement reported adjusted pre-tax income of $209 million compared to $159 million in the prior-year quarter. The improvement in adjusted pre-tax income was driven by the favorable impacts from equity market returns, partially offset by higher

FOR IMMEDIATE RELEASE

GOE related to investments in the business. Net flows remain negative primarily due to higher surrenders compared to the prior-year quarter.

•	Life Insurance reported adjusted pre-tax income of $51 million compared to adjusted pre-tax income of $87 million in the prior-year quarter as favorable reserve refinements in the prior-year quarter were partially offset by favorable mortality in the current quarter.

•	Institutional Markets adjusted pre-tax income of $78 million compared to $50 million in the prior-year quarter increased due to higher net investment income on a growing asset base driven by growth in Pension Risk Transfer and GIC reserves.

CONFERENCE CALL

AIG will host a conference call today, Thursday, February 13, 2020 at 9:00 a.m. ET to review these results. The call is open to the public and can be accessed via a live listen-only webcast in the Investors section of www.aig.com. A replay will be available after the call at the same location.

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Additional supplementary financial data is available in the Investors section at www.aig.com.

The conference call (including the financial results presentation material), the earnings release and the financial supplement may include, and officers and representatives of AIG may from time to time make and discuss, projections, goals, assumptions and statements that may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These projections, goals, assumptions and statements are not historical facts but instead represent only a belief regarding future events, many of which, by their nature, are inherently uncertain and outside AIG’s control. These projections, goals, assumptions and statements include statements preceded by, followed by or including words such as “will,” “believe,” “anticipate,” “expect,” “intend,” “plan,” “focused on achieving,” “view,” “target,” “goal” or “estimate.” These projections, goals, assumptions and statements may relate to future actions, prospective services or products, future performance or results of current and anticipated services or products, sales efforts, expenses, the outcome of contingencies such as legal proceedings, anticipated organizational, business or regulatory changes, anticipated sales, monetization and/or acquisitions of businesses or assets, or successful integration of acquired businesses, management succession and retention plans, exposure to risk, trends in operations and financial results.

It is possible that AIG’s actual results and financial condition will differ, possibly materially, from the results and financial condition indicated in these projections, goals, assumptions and statements. Factors that could cause AIG’s actual results to differ, possibly materially, from those in the specific projections, goals, assumptions and statements include:

•	changes in market and industry conditions;
•	the occurrence of catastrophic events, both natural and man-made, and the effects of climate change;

FOR IMMEDIATE RELEASE

•	AIG’s ability to effectively execute on AIG 200 operational programs designed to achieve underwriting excellence, modernization of AIG’s operating infrastructure, enhanced user and customer experiences and unification of AIG;
•	AIG’s ability to consummate the sale of its controlling interest in Fortitude Holdings and AIG’s ability to successfully manage Legacy Portfolios;
•	changes in judgments concerning potential cost saving opportunities;
•	actions by credit rating agencies;
•	changes in judgments concerning insurance underwriting and insurance liabilities;
•	the impact of potential information technology, cybersecurity or data security breaches, including as a result of cyber-attacks or security vulnerabilities;
•	disruptions in the availability of AIG’s electronic data systems or those of third parties;
•	the effectiveness of strategies to recruit and retain key personnel and to implement effective succession plans;
•	the requirements, which may change from time to time, of the global regulatory framework to which AIG is subject;
•	significant legal, regulatory or governmental proceedings;
•	concentrations in AIG’s investment portfolios;
•	changes to the valuation of AIG’s investments;
•	AIG’s ability to successfully dispose of, monetize and/or acquire businesses or assets or successfully integrate acquired businesses;
•	changes in judgments concerning the recognition of deferred tax assets and goodwill impairment; and
•	such other factors discussed in Part II, Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations (MD&A) and Part I, Item 1A. Risk Factors in AIG’s Annual Report on Form 10-K for the year ended December 31, 2019 (which will be filed with the Securities and Exchange Commission), Part I, Item 2. MD&A in AIG’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2019, Part I, Item 2. MD&A in AIG’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2019, Part I, Item 2. MD&A in AIG’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2019, and Part II, Item 7. MD&A and Part I, Item 1A. Risk Factors in AIG’s Annual Report on Form 10-K for the year ended December 31, 2018.

AIG is not under any obligation (and expressly disclaims any obligation) to update or alter any projections, goals, assumptions or other statements, whether written or oral, that may be made from time to time, whether as a result of new information, future events or otherwise.

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COMMENT ON REGULATION G AND NON-GAAP FINANCIAL MEASURES

Throughout this press release, including the financial highlights, AIG presents its financial condition and results of operations in the way it believes will be most meaningful and representative of its business results. Some of the measurements AIG uses are “non-GAAP financial measures” under Securities and Exchange Commission rules and regulations. GAAP is the acronym for “generally accepted accounting principles” in the United States. The non-GAAP

FOR IMMEDIATE RELEASE

financial measures AIG presents are listed below and may not be comparable to similarly-named measures reported by other companies. The reconciliations of such measures to the most comparable GAAP measures in accordance with Regulation G are included within the relevant tables attached to this news release or in the Fourth Quarter 2019 Financial Supplement available in the Investors section of AIG’s website, www.aig.com.

Book Value per Common Share, Excluding Accumulated Other Comprehensive Income (AOCI) and Book Value per Common Share, Excluding AOCI and Deferred Tax Assets (DTA) (Adjusted Book Value per Common Share) are used to show the amount of AIG’s net worth on a per-common share basis. AIG believes these measures are useful to investors because they eliminate items that can fluctuate significantly from period to period, including changes in fair value of AIG’s available for sale securities portfolio, foreign currency translation adjustments and U.S. tax attribute deferred tax assets. These measures also eliminate the asymmetrical impact resulting from changes in fair value of AIG’s available for sale securities portfolio wherein there is largely no offsetting impact for certain related insurance liabilities. AIG excludes deferred tax assets representing U.S. tax attributes related to net operating loss carryforwards and foreign tax credits as they have not yet been utilized. Amounts for interim periods are estimates based on projections of full-year attribute utilization. As net operating loss carryforwards and foreign tax credits are utilized, the portion of the DTA utilized is included in these book value per common share metrics. Book value per common share, excluding AOCI, is derived by dividing Total AIG common shareholders’ equity, excluding AOCI, by total common shares outstanding. Adjusted Book Value per Common Share is derived by dividing Total AIG common shareholders’ equity, excluding AOCI and DTA (Adjusted Common Shareholders’ Equity), by total common shares outstanding.

AIG Return on Common Equity – Adjusted After-tax Income Excluding AOCI and DTA (Adjusted Return on Common Equity) is used to show the rate of return on common shareholders’ equity. AIG believes this measure is useful to investors because it eliminates items that can fluctuate significantly from period to period, including changes in fair value of AIG’s available for sale securities portfolio, foreign currency translation adjustments and U.S. tax attribute deferred tax assets. This measure also eliminates the asymmetrical impact resulting from changes in fair value of AIG’s available for sale securities portfolio wherein there is largely no offsetting impact for certain related insurance liabilities. AIG excludes deferred tax assets representing U.S. tax attributes related to net operating loss carryforwards and foreign tax credits as they have not yet been utilized. Amounts for interim periods are estimates based on projections of full-year attribute utilization. As net operating loss carryforwards and foreign tax credits are utilized, the portion of the DTA utilized is included in Adjusted Return on Common Equity. Adjusted Return on Common Equity is derived by dividing actual or annualized adjusted after-tax income attributable to AIG common shareholders by average Adjusted Common Shareholders’ Equity.

Core and Life and Retirement Adjusted Attributed Common Equity is an attribution of total AIG Adjusted Common Shareholders’ Equity to these segments based on AIG’s internal capital model, which incorporates the segments’ respective risk profiles. Adjusted attributed common equity represents AIG’s best estimates based on current facts and circumstances and will change over time.

Core and Life and Retirement Return on Common Equity – Adjusted After-tax Income

FOR IMMEDIATE RELEASE

(Adjusted Return on Attributed Common Equity) is used to show the rate of return on Adjusted Attributed Common Equity. Adjusted Return on Attributed Common Equity is derived by dividing actual or annualized Adjusted After-tax Income by Average Adjusted Attributed Common Equity.

Adjusted After-tax Income Attributable to Core and Life and Retirement is derived by subtracting attributed interest expense, income tax expense and attributed dividends on preferred stock from adjusted pre-tax income. Attributed debt and the related interest expense and dividends on preferred stock are calculated based on AIG’s internal capital model. Tax expense or benefit is calculated based on an internal attribution methodology that considers among other things the taxing jurisdiction in which the segments conduct business, as well as the deductibility of expenses in those jurisdictions.

Adjusted Revenues exclude Net realized capital gains (losses), income from non-operating litigation settlements (included in Other income for GAAP purposes) and changes in fair value of securities used to hedge guaranteed living benefits (included in Net investment income for GAAP purposes). Adjusted revenues is a GAAP measure for AIG’s operating segments.

AIG uses the following operating performance measures because AIG believes they enhance the understanding of the underlying profitability of continuing operations and trends of AIG’s business segments. AIG believes they also allow for more meaningful comparisons with AIG’s insurance competitors. When AIG uses these measures, reconciliations to the most comparable GAAP measure are provided on a consolidated basis.

FOR IMMEDIATE RELEASE

Adjusted Pre-tax Income (APTI) is derived by excluding the items set forth below from income from continuing operations before income tax. This definition is consistent across AIG’s segments. These items generally fall into one or more of the following broad categories: legacy matters having no relevance to AIG’s current businesses or operating performance; adjustments to enhance transparency to the underlying economics of transactions; and measures that AIG believes to be common to the industry. APTI is a GAAP measure for AIG’s segments. Excluded items include the following:

•    changes in fair value of securities used to hedge guaranteed living benefits;

•    changes in benefit reserves and deferred policy acquisition costs (DAC), value of business acquired (VOBA), and sales inducement assets (SIA) related to net realized capital gains and losses;

•    changes in the fair value of equity securities;

•    loss (gain) on extinguishment of debt;

•    all net realized capital gains and losses except earned income (periodic settlements and changes in settlement accruals) on derivative instruments used for non-qualifying (economic) hedging or for asset replication. Earned income on such economic hedges is reclassified from net realized capital gains and losses to specific APTI line items based on the economic risk being hedged (e.g. net investment income and interest credited to policyholder account balances);

•    income or loss from discontinued operations;

•    net loss reserve discount benefit (charge);

•    pension expense related to a one-time lump sum payment to former employees;

•    income and loss from divested businesses;

•    non-operating litigation reserves and settlements;

•    restructuring and other costs related to initiatives designed to reduce operating expenses, improve efficiency and simplify AIG’s organization;

•    the portion of favorable or unfavorable prior year reserve development for which AIG has ceded the risk under retroactive reinsurance agreements and related changes in amortization of the deferred gain;

•    integration and transaction costs associated with acquired businesses;

•    losses from the impairment of goodwill; and

•    non-recurring external costs associated with the implementation of non-ordinary course legal or regulatory changes or changes to accounting principles.

Adjusted After-tax Income attributable to AIG common shareholders (AATI) is derived by excluding the tax effected APTI adjustments described above, dividends on preferred stock, and the following tax items from net income attributable to AIG:

•	deferred income tax valuation allowance releases and charges;
•	changes in uncertain tax positions and other tax items related to legacy matters having no relevance to AIG’s current businesses or operating performance; and
•	net tax charge related to the enactment of the Tax Cuts and Jobs Act (Tax Act);

and by excluding the net realized capital gains (losses) from noncontrolling interests.

FOR IMMEDIATE RELEASE

See page 18 for the reconciliation of Net income attributable to AIG to Adjusted After-tax Income Attributable to AIG.

Ratios: AIG, along with most property and casualty insurance companies, uses the loss ratio, the expense ratio and the combined ratio as measures of underwriting performance. These ratios are relative measurements that describe, for every $100 of net premiums earned, the amount of losses and loss adjustment expenses (which for General Insurance excludes net loss reserve discount), and the amount of other underwriting expenses that would be incurred. A combined ratio of less than 100 indicates underwriting income and a combined ratio of over 100 indicates an underwriting loss. AIG’s ratios are calculated using the relevant segment information calculated under GAAP, and thus may not be comparable to similar ratios calculated for regulatory reporting purposes. The underwriting environment varies across countries and products, as does the degree of litigation activity, all of which affect such ratios. In addition, investment returns, local taxes, cost of capital, regulation, product type and competition can have an effect on pricing and consequently on profitability as reflected in underwriting income and associated ratios.

Accident year loss and combined ratios, as adjusted: both the accident year loss and combined ratios, as adjusted, exclude catastrophe losses and related reinstatement premiums, prior year development, net of premium adjustments, and the impact of reserve discounting. Natural catastrophe losses are generally weather or seismic events having a net impact on AIG in excess of $10 million each and man-made catastrophe losses, such as terrorism and civil disorders that exceed the $10 million threshold. AIG believes that as adjusted ratios are meaningful measures of AIG’s underwriting results on an ongoing basis as they exclude catastrophes and the impact of reserve discounting which are outside of management’s control. AIG also excludes prior year development to provide transparency related to current accident year results.

Underwriting ratios are computed as follows:

a)	Loss ratio = Loss and loss adjustment expenses incurred ÷ Net premiums earned (NPE)
b)	Acquisition ratio = Total acquisition expenses ÷ NPE
c)	General operating expense ratio = General operating expenses ÷ NPE
d)	Expense ratio = Acquisition ratio + General operating expense ratio
e)	Combined ratio = Loss ratio + Expense ratio
f)	Accident year loss ratio, as adjusted (AYLR) = [Loss and loss adjustment expenses incurred – CATs – PYD] ÷ [NPE +/(-) Reinstatement premiums related to catastrophes (CYRIPs) +/(-) RIPs related to prior year catastrophes (PYRIPs) + (Additional) returned premium related to PYD on loss sensitive business ((AP)RP) + Adjustment for ceded premiums under reinsurance contracts related to prior accident years]
g)	Accident year combined ratio, as adjusted = AYLR + Expense ratio
h)	Catastrophe losses (CATs) and reinstatement premiums = [Loss and loss adjustment expenses incurred – (CATs)] ÷ [NPE +/(-) CYRIPs] – Loss ratio
i)	Prior year development net of (additional) return premium related to PYD on loss sensitive business = [Loss and loss adjustment expenses incurred – CATs – PYD] ÷ [NPE +/(-) CYRIPs +/(-) PYRIPs + (AP)RP] – Loss ratio – CAT ratio

Premiums and deposits: includes direct and assumed amounts received and earned on traditional life insurance policies, group benefit policies and life-contingent payout annuities, as well as

FOR IMMEDIATE RELEASE

deposits received on universal life, investment-type annuity contracts, Federal Home Loan Bank (FHLB) funding agreements and mutual funds.

Results from discontinued operations are excluded from all of these measures.

#         #        #

American International Group, Inc. (AIG) is a leading global insurance organization. Building on 100 years of experience, today AIG member companies provide a wide range of property casualty insurance, life insurance, retirement solutions, and other financial services to customers in more than 80 countries and jurisdictions. These diverse offerings include products and services that help businesses and individuals protect their assets, manage risks and provide for retirement security. AIG common stock is listed on the New York Stock Exchange.

Additional information about AIG can be found at www.aig.com | YouTube: www.youtube.com/aig | Twitter: @AIGinsurance www.twitter.com/AIGinsurance | LinkedIn: www.linkedin.com/company/aig. These references with additional information about AIG have been provided as a convenience, and the information contained on such websites is not incorporated by reference into this press release.

AIG is the marketing name for the worldwide property-casualty, life and retirement, and general insurance operations of American International Group, Inc. For additional information, please visit our website at www.aig.com. All products and services are written or provided by subsidiaries or affiliates of American International Group, Inc. Products or services may not be available in all countries and jurisdictions, and coverage is subject to underwriting requirements and actual policy language. Non-insurance products and services may be provided by independent third parties. Certain property-casualty coverages may be provided by a surplus lines insurer. Surplus lines insurers do not generally participate in state guaranty funds, and insureds are therefore not protected by such funds.

American International Group, Inc.

Selected Financial Data and Non-GAAP Reconciliation

($ in millions, except per common share data)

Reconciliations of Adjusted Pre-tax and After-tax Income (Loss)

	Three Months Ended December 31,
	2019				2018
		Tax	Noncontrolling			Tax	Noncontrolling
	Pre-tax	Effect	Interests(b)	After-tax	Pre-tax	Effect	Interests	After-tax
Pre-tax income (loss)/net income (loss), including noncontrolling interests	$1,036	$216	$-	$869	$(695)	$(137)	$-	$(560)
Noncontrolling interests	-	-	60	60	-	-	(62)	(62)
Pre-tax income (loss)/net income (loss) attributable to AIG	1,036	216	60	929	(695)	(137)	(62)	(622)
Dividends on preferred stock				7				-
Net income (loss) attributable to AIG common shareholders				922				(622)
Adjustments:
Changes in uncertain tax positions and other tax adjustments	-	(7)	-	7	-	5	-	(5)
Deferred income tax valuation allowance releases	-	3	-	(3)	-	21	-	(21)
Changes in fair value of securities used to hedge guaranteed living benefits	(11)	(2)	-	(9)	27	5	-	22
Changes in benefit reserves and DAC, VOBA and SIA related to net realized capital gains (losses)	(95)	(20)	-	(75)	40	7	-	33
Changes in the fair value of equity securities	(152)	(32)	-	(120)	-	-	-	-
Unfavorable (favorable) prior year development and related amortization changes ceded under retroactive reinsurance agreements	(56)	(11)	-	(45)	68	14	-	54
(Gain) loss on extinguishment of debt	19	4	-	15	(3)	(1)	-	(2)
Net realized capital (gains) losses(a)	310	56	-	254	(195)	(56)	-	(139)
(Income) loss from discontinued operations	-	-	-	(49)	-	-	-	2
(Income) loss from divested businesses	71	8	-	63	(3)	-	-	(3)
Non-operating litigation reserves and settlements	(8)	(1)	-	(7)	(11)	(3)	-	(8)
Net loss reserve discount (benefit) charge	35	7	-	28	(66)	(15)	-	(51)
Integration and transaction costs associated with acquired businesses	8	2	-	6	33	7	-	26
Restructuring and other costs	44	9	-	35	136	29	-	107
Professional fees related to regulatory or accounting changes	7	1	-	6	-	-	-	-
Noncontrolling interests primarily related to net realized capital gains (losses) of Fortitude Holdings' standalone results(b)	-	-	(109)	(109)	-	-	48	48
Adjusted pre-tax income (loss)/Adjusted after-tax income (loss) attributable to AIG common shareholders	$1,208	$233	$(49)	$919	$(669)	$(124)	$(14)	$(559)

	Twelve Months Ended December 31,
	2019				2018
		Tax	Noncontrolling			Tax	Noncontrolling
	Pre-tax	Effect	Interests(b)	After-tax	Pre-tax	Effect	Interests	After-tax
Pre-tax income/net income, including noncontrolling interests	$5,287	$1,166	$-	$4,169	$257	$154	$-	$61
Noncontrolling interests	-	-	(821)	(821)	-	-	(67)	(67)
Pre-tax income/net income (loss) attributable to AIG	5,287	1,166	(821)	3,348	257	154	(67)	(6)
Dividends on preferred stock				22				-
Net income (loss) attributable to AIG common shareholders				3,326				(6)
Adjustments:
Changes in uncertain tax positions and other tax adjustments	-	(30)	-	30	-	(48)	-	48
Deferred income tax valuation allowance (releases) charges	-	43	-	(43)	-	(21)	-	21
Changes in fair value of securities used to hedge guaranteed living benefits	(194)	(40)	-	(154)	154	32	-	122
Changes in benefit reserves and DAC, VOBA and SIA related to net realized capital gains (losses)	(56)	(12)	-	(44)	(6)	(3)	-	(3)
Changes in the fair value of equity securities	(158)	(33)	-	(125)	-	-	-	-
Unfavorable (favorable) prior year development and related amortization changes ceded under retroactive reinsurance agreements	(267)	(56)	-	(211)	675	142	-	533
Loss on extinguishment of debt	32	7	-	25	7	1	-	6
Net realized capital (gains) losses(a)	(448)	(97)	-	(351)	193	41	-	152
(Income) loss from discontinued operations	-	-	-	(48)	-	-	-	42
(Income) loss from divested businesses	75	9	-	66	(38)	(8)	-	(30)
Non-operating litigation reserves and settlements	(2)	-	-	(2)	19	4	-	15
Net loss reserve discount (benefit) charge	955	201	-	754	(371)	(79)	-	(292)
Integration and transaction costs associated with acquired businesses	24	5	-	19	124	26	-	98
Restructuring and other costs	218	46	-	172	395	83	-	312
Professional fees related to regulatory or accounting changes	12	2	-	10	-	-	-	-
Noncontrolling interests primarily related to net realized capital gains (losses) of Fortitude Holdings' standalone results(b)	-	-	660	660	-	-	46	46
Adjusted pre-tax income/Adjusted after-tax income attributable to AIG common shareholders	$5,478	$1,211	$(161)	$4,084	$1,409	$324	$(21)	$1,064

(a) Includes all net realized capital gains and losses except earned income (periodic settlements and changes in settlement accruals) on derivative instruments used for non-qualifying (economic) hedging or for asset replication.

(b) Noncontrolling interests is primarily due to the 19.9 percent investment in Fortitude Group Holdings, LLC (Fortitude Holdings) by an affiliate of The Carlyle Group L.P. (Carlyle), which occurred in the fourth quarter of 2018. Carlyle is allocated 19.9 percent of Fortitude Holdings’ standalone financial results. Fortitude Holdings’ results are mostly eliminated in AIG’s consolidated income from continuing operations given that its results arise from intercompany transactions. Noncontrolling interests is calculated based on the standalone financial results of Fortitude Holdings. The most significant component of Fortitude Holdings’ standalone results includes the change in fair value of the embedded derivatives, which moved materially in the year due to lower rates and tightening credit spreads in the first nine months of 2019, but reversed trend in the fourth quarter of 2019, and which are recorded in net realized capital gains and losses of Fortitude Holdings. In accordance with AIG's adjusted after-tax income definition, realized capital gains and losses are excluded from noncontrolling interests.

18

American International Group, Inc.

Selected Financial Data and Non-GAAP Reconciliation (continued)

($ in millions, except per common share data)

Summary of Key Financial Metrics

	Three Months Ended December 31,				Twelve Months Ended December 31,
			% Inc.				% Inc.
Income (loss) per common share:	2019	2018	(Dec.)		2019	2018	(Dec.)
Basic
Income (loss) from continuing operations	$0.99	$(0.70)	NM	%	$3.74	$0.04	NM	%
Income (loss) from discontinued operations	0.06	-	NM		0.05	(0.05)	NM
Net income (loss) attributable to AIG common shareholders	$1.05	$(0.70)	NM		$3.79	$(0.01)	NM

Diluted
Income (loss) from continuing operations	$0.97	$(0.70)	NM		$3.69	$0.04	NM
Income (loss) from discontinued operations	0.06	-	NM		0.05	(0.05)	NM
Net income (loss) attributable to AIG common shareholders	$1.03	$(0.70)	NM		$3.74	$(0.01)	NM
Adjusted after-tax income (loss) attributable to AIG common shareholders per diluted share	$1.03	$(0.63)	NM	%	$4.59	$1.17	292.3%

Weighted average shares outstanding:
Basic	878.2	887.5			876.8	898.4
Diluted (a)(b)	896.4	887.5			889.5	910.1

Return on common equity (c)	5.7%	(4.3)%			5.3%	0.0%
Adjusted return on common equity (d)	7.3%	(4.6)%			8.3%	2.1%

As of period end:	December 31, 2019	September 30, 2019	December 31, 2018
Total AIG shareholders' equity	$65,675	$65,603	$56,361
Preferred equity	485	485	-
Total AIG common shareholders' equity	65,190	65,118	56,361
Accumulated other comprehensive income (AOCI)	4,982	5,615	(1,413)
Total AIG common shareholders' equity, excluding AOCI	60,208	59,503	57,774

Deferred tax assets (e)	8,977	9,393	10,153
Total adjusted AIG common shareholders' equity	$51,231	$50,110	$47,621

	December 31,	September 30,	% Inc.	December 31,	% Inc.
As of period end:	2019	2019	(Dec.)	2018	(Dec.)
Book value per common share (f)	$74.93	$74.85	0.1%	$65.04	15.2%
Book value per common share, excluding AOCI (g)	$69.20	$68.40	1.2	$66.67	3.8
Adjusted book value per common share (h)	$58.89	$57.60	2.2	$54.95	7.2

Total common shares outstanding	870.0	869.9		866.6

Financial highlights - notes
(a) For the three-month period ended December 31, 2018, because we reported a net loss and an adjusted after-tax loss attributable to AIG common shareholders from continuing operations, all common stock equivalents are anti-dilutive and are therefore excluded from the calculation of diluted shares and diluted per share amounts. The shares excluded from these calculations were 2,732,679 shares.
(b) Diluted shares in the diluted EPS calculation represent basic shares for the three-month period ended December 31, 2018 due to the net losses in that period.
(c) Computed as Annualized net income (loss) attributable to AIG common shareholders divided by average AIG common shareholders' equity. Equity includes AOCI and DTA.
(d) Computed as Annualized Adjusted after-tax income attributable to AIG common shareholders divided by Adjusted Common Shareholders' Equity.
(e) Represents deferred tax assets only related to U.S. net operating loss and foreign tax credit carryforwards on a U.S. GAAP basis and excludes other balance sheet deferred tax assets and liabilities.
(f) Represents total AIG common shareholders' equity divided by Total common shares outstanding.
(g) Represents total AIG common shareholders' equity, excluding AOCI, divided by Total common shares outstanding.
(h) Represents Adjusted Common Shareholders' Equity, divided by Total common shares outstanding.

American International Group, Inc.

Selected Financial Data and Non-GAAP Reconciliation

($ in millions, except per common share amounts)

Reconciliations of Life and Retirement Adjusted Return on Common Equity

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2019	2018	2019	2018

Adjusted pre-tax income	$839	$623	$3,458	$3,190
Interest expense on attributed financial debt	47	31	173	107
Adjusted pre-tax income including attributed interest expense	792	592	3,285	3,083
Income tax expense	158	116	652	610
Adjusted after-tax income	634	476	2,633	2,473
Dividends declared on preferred stock	3	-	9	-
Adjusted after-tax income attributable to common shareholders	631	476	2,624	2,473

Ending adjusted attributed common equity	$19,513	$19,695	$19,513	$19,695
Average adjusted attributed common equity	$19,374	$19,475	$19,109	$19,664
Adjusted return on attributed common equity	13.0%	9.8%	13.7%	12.6%

Reconciliations of Core Adjusted Return on Common Equity

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2019	2018	2019	2018

Adjusted pre-tax income (loss)	$1,031	$(519)	$4,977	$1,196
Interest expense on attributed financial debt	-	-	-	(10)
Adjusted pre-tax income (loss) including attributed interest expense	1,031	(519)	4,977	1,206
Income tax expense (benefit)	196	(93)	1,106	281
Adjusted after-tax income (loss)	835	(426)	3,871	925
Dividends declared on preferred stock	7	-	22	-
Adjusted after-tax income (loss) attributable to common shareholders	828	(426)	3,849	925

Ending adjusted attributed common equity	$44,213	$38,735	$44,213	$38,735
Average adjusted attributed common equity	$43,774	$39,547	$41,955	$40,394
Adjusted return on attributed common equity	7.6%	(4.3)%	9.2%	2.3%

Reconciliations of General Insurance Accident Year Combined Ratio, as Adjusted

	Twelve Months Ended
	December 31,
	2019	2018
Combined ratio	99.6	111.4
Catastrophe losses and reinstatement premiums	(4.8)	(10.5)
Prior year development	1.1	(1.5)
Adjustments for ceded premium under reinsurance contracts and other	0.1	0.3
Accident year combined ratio, as adjusted	96.0	99.7

Net Premiums Written - Change in Constant Dollar

Three Months Ended
General Insurance - International	December 31, 2019
Foreign exchange effect on worldwide premiums:
Change in net premiums written
Increase (decrease) in original currency	(13.3)%
Foreign exchange effect	-
Increase (decrease) as reported in U.S. dollars	(13.3)%

American International Group, Inc.

Selected Financial Data and Non-GAAP Reconciliation (continued)

($ in millions, except per common share amounts)

Reconciliations of Premiums and Deposits

	Three Months Ended
	December 31,
	2019	2018
Individual Retirement:
Premiums	$39	$15
Deposits	3,121	4,213
Other	(4)	(3)
Total premiums and deposits	$3,156	$4,225

Group Retirement:
Premiums	$2	$4
Deposits	2,310	2,102
Other	-	-
Total premiums and deposits	$2,312	$2,106

Life Insurance:
Premiums	$405	$378
Deposits	436	417
Other	206	192
Total premiums and deposits	$1,047	$987

Institutional Markets:
Premiums	$501	$816
Deposits	36	25
Other	8	7
Total premiums and deposits	$545	$848

Total Life and Retirement:
Premiums	$947	$1,213
Deposits	5,903	6,757
Other	210	196
Total premiums and deposits	$7,060	$8,166